Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust, Inc. and American Realty Capital – Retail Centers of America, Inc.
Stockholders Approve Merger

Combination Creates a Premier Diversified Real Estate Investment Trust with a Retail Focus

New York, New York, February 14, 2017 – American Finance Trust, Inc. (“AFIN”) and American Realty Capital – Retail Centers of America, Inc. (“RCA”) announced today that, based on the final vote tally from each company’s special meeting of stockholders held earlier, stockholders approved the merger of RCA with and into AFIN. Pursuant to the terms of the merger agreement, dated September 6, 2016, AFIN will acquire all of the outstanding common stock of RCA at an exchange ratio of 0.385 AFIN common shares per RCA share, plus a cash payment equal to $0.95 per RCA share.

Of the votes cast and entitled to vote at AFIN’s stockholder meeting, approximately 87.27% were in favor of the merger transaction. In a separate vote for stockholders of RCA, the acquisition target, approximately 75.23% and 74.94% of votes cast and entitled to vote, representing approximately 50.21% and 50.02% of RCA’s outstanding shares, respectively, were in favor of the merger transaction and a related charter amendment. AFIN anticipates completing the merger in the coming days, subject to the satisfaction of customary closing conditions.

Michael Weil, Chief Executive Officer and President of AFIN, commented “We are pleased to have received the support of our stockholders to approve the merger of AFIN and RCA. This is a strategically important transaction that brings together two high quality portfolios, enhancing AFIN’s position as a premier diversified REIT with a retail focus.”

About American Finance Trust, Inc.

AFIN is a publicly registered non-traded real estate investment trust focused on acquiring a diversified portfolio of commercial properties, with an emphasis on single tenant buildings with net leases across the United States. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the expectations of AFIN and the RCA regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the merger agreement between AFIN and RCA, among others, will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the tenants of the respective parties. Additional factors that may affect future results are contained in AFIN’s and RCA’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. AFIN and RCA disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@ar-global.com (212) 415-6500